Exhibit (a)(17)
This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Offers, you should consult with your investment dealer, stockbroker, lawyer or other professional advisor. Enquiries concerning the information in this document should be directed to The Proxy Advisory Group, LLC, toll free at 1-866-678-1770.
Canada Southern Petroleum Ltd.
Notice of Change to Directors’ Circulars
Recommending Canada Southern Shareholders
ACCEPT
the Revised Offer from Canadian Oil Sands
and
REJECT
the Revised Offer from Petro-Canada
and
REJECT
the Offer from Canadian Superior
This Notice of Change modifies the Directors’ Circulars dated May 25, 2006 and June 26, 2006 issued by the Board of Directors of Canada Southern Petroleum Ltd. with respect to the Initial Petro-Canada Offer, the CanSup Offer and the Initial Canadian Oil Sands Offer. The Board of Directors of Canada Southern Petroleum Ltd. hereby recommends that Shareholders of Canada Southern Petroleum Ltd. ACCEPT the Revised Canadian Oil Sands Offer and REJECT the Revised Petro-Canada Offer and REJECT the CanSup Offer.
This Notice of Change should be read in conjunction with the above referenced Directors’ Circulars dated May 25, 2006 and June 26, 2006.
Notice to United States Securityholders:
The Offers are in respect of securities of a Canadian issuer, and while the issuer is subject to continuous disclosure requirements in Canada, securityholders should be aware that these requirements are different from those in the United States. The enforcement by United States securityholders of civil liabilities under United States federal securities laws, may be adversely affected by the fact that the issuer is located in a foreign country and that some of its directors and officers are residents of a foreign country.
July 5, 2006

TABLE OF CONTENTS

CAUTION REGARDING FORWARD-LOOKING STATEMENTS	1
CURRENCY AND EXCHANGE RATES	1
NOTICE OF CHANGE TO DIRECTORS’ CIRCULAR	2
UNANIMOUS RECOMMENDATIONS OF THE BOARD	4
ANALYSIS AND REASONS FOR THE BOARD’S CONCLUSIONS AND RECOMMENDATIONS	4
DEVELOPMENTS SINCE THE JUNE 26 DIRECTORS’ CIRCULAR	5
AMENDMENTS TO THE PRE-ACQUISITION AGREEMENT	6
LOCK-UP AGREEMENTS	6
OPINIONS OF CANADA SOUTHERN’S FINANCIAL ADVISOR	6
OWNERSHIP OF SECURITIES OF CANADA SOUTHERN	7
TRADING IN SECURITIES OF CANADA SOUTHERN	7
ISSUANCES OF SECURITIES OF CANADA SOUTHERN TO ITS DIRECTORS AND SENIOR OFFICERS	7
INTENTIONS OF DIRECTORS AND SENIOR OFFICERS AND THEIR ASSOCIATES	7
ARRANGEMENTS BETWEEN CANADA SOUTHERN AND ITS DIRECTORS AND SENIOR OFFICERS	8
ARRANGEMENTS BETWEEN CANADIAN OIL SANDS OR THE CANADIAN OIL SANDS OFFEROR AND THE DIRECTORS AND SENIOR OFFICERS OF CANADA SOUTHERN	8
OWNERSHIP OF SECURITIES OF CANADIAN OIL SANDS AND THE CANADIAN OIL SANDS OFFEROR	8
INTERESTS IN MATERIAL CONTRACTS OF CANADIAN OIL SANDS AND THE CANADIAN OIL SANDS OFFEROR	8
ARRANGEMENTS BETWEEN PETRO-CANADA OR THE PETRO-CANADA OFFEROR AND THE DIRECTORS AND SENIOR OFFICERS OF CANADA SOUTHERN	8
OWNERSHIP OF SECURITIES OF PETRO-CANADA AND THE PETRO-CANADA OFFEROR	9
INTERESTS IN MATERIAL CONTRACTS OF PETRO-CANADA AND THE PETRO-CANADA OFFEROR	9
ARRANGEMENTS BETWEEN CANADIAN SUPERIOR OR THE CANSUP OFFEROR AND THE DIRECTORS AND SENIOR OFFICERS OF CANADA SOUTHERN	9
OWNERSHIP OF SECURITIES OF CANADIAN SUPERIOR AND THE CANSUP OFFEROR	9
INTERESTS IN MATERIAL CONTRACTS OF CANADIAN SUPERIOR AND THE CANSUP OFFEROR	9
MATERIAL CHANGES	9
OTHER MATTERS	9
PERSONS RETAINED BY CANADA SOUTHERN IN CONNECTION WITH THE OFFERS	10
STATUTORY RIGHTS	10
OTHER INFORMATION	10
DIRECTORS’ APPROVAL	10
CONSENT OF CIBC WORLD MARKETS INC.	11
CERTIFICATE	12
SCHEDULE “A” — GLOSSARY	A-1
SCHEDULE “B” — OPINION OF CIBC WORLD MARKETS INC. IN RESPECT OF REVISED CANADIAN OIL SANDS OFFER AND THE REVISED PETRO-CANADA OFFER	B-1

- ii -

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
     This Notice of Change to Directors’ Circulars contains, among other things, the unanimous recommendation of the Board of Directors of Canada Southern that Shareholders ACCEPT the Revised Canadian Oil Sands Offer, the reaffirmation of the unanimous recommendation of the Board of Directors of Canada Southern that Shareholders REJECT the CanSup Offer and, the unanimous recommendation of the Board of Directors of Canada Southern that Shareholders REJECT the Revised Petro-Canada Offer. This Notice of Change, including the discussion of the reasons for the Board’s recommendations, contains forward-looking statements that were based on expectations, estimates and projections as of the date of this Notice of Change. Such forward looking-statements can be found in, among other sections, “Analysis and Reasons for the Board’s Conclusions and Recommendations” and “Developments Since the June 26 Directors’ Circular”. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “believe”, “potential”, “expect”, “forecast”, “estimate”, “would”, “could”, “if” and “may”. Any forward-looking statement is subject to known and unknown risks, uncertainties and other factors which may cause actual results and developments to materially differ from those expressed by, or implied by the forward-looking statements in this Notice of Change.
     Canada Southern does not undertake to update any forward-looking statements that are contained in this Notice of Change, except in accordance with applicable securities laws.
CURRENCY AND EXCHANGE RATES
     All references in this Notice of Change to “$” or “dollar” are to Canadian dollars, unless otherwise indicated. On June 30, 2006, the exchange rate for one Canadian dollar expressed in U.S. dollars based upon the noon buying rate of the Bank of Canada was Cdn.$1.00 = U.S.$0.8969, and the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon buying rate of the Bank of Canada was U.S.$1.00 = Cdn.$1.1150.

NOTICE OF CHANGE TO DIRECTORS’ CIRCULARS
This Notice of Change to Directors’ Circulars (the “Notice of Change”) relates to:
(i) the directors’ circular dated May 25, 2006 (the “May 25 Directors’ Circular”) issued by the board of directors (the “Board”) of Canada Southern Petroleum Ltd. (“Canada Southern” or the “Corporation”) in connection with the unsolicited offer (as amended to extend the expiry of such offer to 7:00 p.m. (Mountain Daylight Time) on July 5, 2006, the “Initial Petro-Canada Offer”), by Nosara Holdings Ltd. (the “Petro-Canada Offeror”), a wholly-owned subsidiary of Petro-Canada to purchase all of the outstanding common shares of Canada Southern (the “Common Shares”) for consideration of U.S. $7.50, in cash per Common Share, upon the terms and conditions set forth in the Initial Petro-Canada Offer and the accompanying take-over bid circular (the “Petro-Canada Circular”); and
(ii) the directors’ circular dated June 26, 2006 (the “June 26 Directors’ Circular”) issued by the Board in connection with:
(a) the offer (the “Initial Canadian Oil Sands Offer”) dated June 26, 2006 by 1212707 Alberta Ltd. (the “Canadian Oil Sands Offeror”), a wholly-owned subsidiary of Canadian Oil Sands Limited (“Canadian Oil Sands”) and an indirect wholly-owned subsidiary of Canadian Oil Sands Trust, to purchase all of the outstanding common shares of the Corporation, and any Common Shares which may be issued upon the exercise of options or other rights to purchase Common Shares for consideration of U.S.$9.75 per Common Share upon the terms and conditions set forth in the Initial Canadian Oil Sands Offer and the accompanying take-over bid circular (the “Canadian Oil Sands Circular”);
(b) the offer (the “CanSup Offer”) dated June 18, 2006 by Canadian Superior Energy Acquisitions Inc. (the “CanSup Offeror”), a wholly-owned indirect subsidiary of Canadian Superior Energy Inc. (“Canadian Superior”), to purchase all of the outstanding Common Shares for consideration of Cdn.$2.50 in cash and 2.75 shares of Canadian Superior per Common Share, upon the terms and conditions set forth in the CanSup Offer and the accompanying take-over bid circular (the “CanSup Circular”); and
(c) the Initial Petro-Canada Offer.
The Board has issued this Notice of Change as a result of the variation to the Initial Canadian Oil Sands Offer to increase the consideration offered to Shareholders to U.S.$11.10 per Common Share (the “Revised Canadian Oil Sands Offer”) and because of certain amendments dated June 29, 2006 to the pre-acquisition agreement entered into between Canadian Oil Sands, the Canadian Oil Sands Offeror and Canada Southern on June 18, 2006 (the “Pre-Acquisition Agreement”). See “Amendments to the Pre-Acquisition Agreement” in this Notice of Change. The Expiry Time under the Revised Canadian Oil Sands Offer remains 8:00 a.m. (Mountain Daylight Time) on August 1, 2006, unless extended or withdrawn. The Canadian Oil Sands Offeror has issued a notice of variation with respect to the Revised Canadian Oil Sands Offer dated July 5, 2006 (the “Canadian Oil Sands Variation Notice”). Reference is made to the Initial Canadian Oil Sands Offer, the Canadian Oil Sands Circular and the Canadian Oil Sands Variation Notice for, among other things, details of the terms and conditions of the Revised Canadian Oil Sands Offer. For the reasons outlined below in this Notice of Change and for the reasons outlined in the June 26 Directors’ Circular the Board of Directors of Canada Southern unanimously recommends that shareholders ACCEPT the Revised Canadian Oil Sands Offer.
The Board has also issued this Notice of Change as a result of the variation to the Initial Petro-Canada Offer which has been amended to increase the consideration offered to Shareholders to U.S.$11.00 per Common Share, to extend the expiry time of such offer to 7:00 p.m. (Mountain Daylight Time) on July 17, 2006 and to remove the condition that the Petro-Canada Offeror will only be required to take up and pay for Common Shares under its offer if first there have been validly deposited and not withdrawn at least 66 2/3% of the outstanding Common Shares on a diluted basis to its offer (the “Revised Petro-Canada Offer”). The Petro-Canada Offeror has issued a notice of variation and extension with respect to the Revised Petro-Canada Offer dated June 29, 2006, 2006 (the “Petro-Canada Variation Notice”). Reference is made to the Initial Petro-Canada Offer, the Petro-Canada Circular and

the Petro-Canada Variation Notice for, among other things, details of the terms and conditions of the Revised Petro-Canada Offer. For the reasons outlined below in this Notice of Change and for the reasons outlined in the May 25 Directors’ Circular and the June 26 Directors’ Circular (collectively, the “Prior Directors’ Circulars”) (including the fact that the consideration offered pursuant to the Revised Canadian Oil Sands Offer is superior from a financial point of view to the consideration offered pursuant to the Revised Petro-Canada Offer) the Board of Directors of Canada Southern unanimously recommends that shareholders REJECT the Revised Petro-Canada Offer.
For the reasons outlined below in this Notice of Change and for the reasons as outlined in the June 26 Directors’ Circular (including the fact that the consideration offered pursuant to the Revised Canadian Oil Sands Offer is superior from a financial point of view to the consideration offered pursuant to the CanSup Offer), the Board of Directors of Canada Southern hereby reaffirms its unanimous recommendation contained in the June 26 Directors’ Circular that shareholders REJECT the CanSup Offer. Reference is made to the CanSup Offer and the CanSup Circular for, among other things, details of the terms and conditions of the CanSup Offer.
Capitalized terms appearing in this Notice of Change have the meaning ascribed to such terms in the Glossary contained in Schedule “A” to this Notice of Change.
The Prior Directors’ Circulars have been filed by Canada Southern with (i) the Canadian securities regulatory authorities and are available at www.sedar.com; and (ii) the SEC as an exhibit to Canada Southern’s Solicitation/Recommendation Statements on Schedule 14D-9 and available at www.sec.gov.
Information herein relating to the Canadian Oil Sands Offeror, Canadian Oil Sands, Canadian Oil Sands Trust, the Initial Canadian Oil Sands Offer and the Revised Canadian Oil Sands Offer has been derived from the Canadian Oil Sands Circular and the Canadian Oil Sands Variation Notice. The Board does not assume any responsibility for the accuracy or completeness of such information.
Information herein relating to the CanSup Offeror, Canadian Superior and the CanSup Offer has been derived from the CanSup Circular. The Board does not assume any responsibility for the accuracy or completeness of such information.
Information herein relating to the Petro-Canada Offeror, Petro-Canada, the Initial Petro-Canada Offer and the Revised Petro-Canada Offer has been derived from the Petro-Canada Circular and the Petro-Canada Variation Notice. The Board does not assume any responsibility for the accuracy or completeness of such information.
To the knowledge of the directors and senior officers of Canada Southern, no person or company holds more than 10 percent of any class of equity securities of Canada Southern. No person is acting jointly or in concert with Canada Southern in connection with the Offers.

UNANIMOUS RECOMMENDATIONS OF THE BOARD

The Board believes that the Revised Canadian Oil Sands Offer provides fair value for the Canada Southern assets and Common Shares and is in the best interests of Canada Southern and its Shareholders. The Board unanimously recommends that Shareholders ACCEPT the Revised Canadian Oil Sands Offer and TENDER their Common Shares into the Revised Canadian Oil Sands Offer.
AND

The Board believes that the consideration offered pursuant to the Revised Canadian Oil Sands Offer is superior from a financial point of view to the consideration offered pursuant to the Revised Petro-Canada Offer. The Board unanimously recommends that Shareholders REJECT the Revised Petro-Canada Offer and NOT TENDER their Common Shares into the Revised Petro-Canada Offer.
AND

The Board believes that the CanSup Offer fails to provide fair value for the Canada Southern assets and Common Shares and is an attempt by the CanSup Offeror to acquire Canada Southern without offering adequate consideration to Canada Southern Shareholders. The Board reaffirms its unanimous recommendation contained in the June 26 Directors’ Circular that Shareholders REJECT the CanSup Offer and NOT TENDER their Common Shares into the CanSup Offer.
ANALYSIS AND REASONS FOR THE BOARD’S
CONCLUSIONS AND RECOMMENDATIONS
     The Board of Directors has carefully considered the Revised Canadian Oil Sands Offer both independently and in the context of the Revised Petro-Canada Offer and the CanSup Offer. The Board has also received a fairness opinion from its financial advisor CIBC World Markets, attached hereto as Schedule “B”, that the consideration offered under the Revised Canadian Oil Sands Offer is fair, from a financial point of view, to Shareholders and that the consideration offered pursuant to the Revised Canadian Oil Sands Offer is superior, from a financial point of view, to the consideration offered pursuant to the Revised Petro-Canada Offer. Based on advice from its legal and financial advisers, including such fairness opinion, the Board of Directors has unanimously determined that the consideration to be received under the Revised Canadian Oil Sands Offer is fair, from a financial point of view, to Shareholders and is in the best interests of Canada Southern and its Shareholders. The Board has also considered the fact that, based on the consideration offered under the Offers, the Revised Canadian Oil Sands Offer is superior, from a financial point of view, to Shareholders to both the Revised Petro-Canada Offer (as outlined in the above mentioned fairness opinion) and the CanSup Offer.
     The Board has also received advice from its legal and financial advisers in respect of the Revised Petro-Canada Offer and the CanSup Offer, including an inadequacy opinion from CIBC World Markets in respect of the CanSup Offer (attached as Schedule “C” to the June 26 Directors’ Circular) which states that the consideration offered under the CanSup Offer is inadequate, from a financial point of view, to Shareholders, and the above mentioned fairness opinion which states that the consideration offered pursuant to the Revised Canadian Oil Sands Offer is superior, from a financial point of view, to the consideration offered pursuant to the Revised Petro-Canada Offer. Further, based on the closing price of the Canadian Superior common shares on AMEX on July 3, 2006 (U.S.$2.04) and the Canadian/U.S. dollar exchange rate on June 30, 2006 (U.S.$0.8969/Cdn.$), the value of the CanSup Offer is U.S.$7.85 per Common Share compared to the offer of U.S.$11.10 per Common Share pursuant to the Revised Canadian Oil Sands Offer. Based on this information and the advice and opinions referred to above, the Board has unanimously determined that the consideration offered pursuant to the Revised Canadian Oil Sands Offer is superior, from a financial point of view, to both the considerations offered pursuant to the Revised Petro-Canada Offer and the CanSup Offer.
     For these reasons as well as the reasons outlined in the Prior Directors’ Circulars, as applicable given the current status of the offers by the Petro-Canada Offeror and the Canadian Superior Offeror, the Board hereby recommends that Shareholders ACCEPT the Revised Canadian Oil Sands Offer, recommends that Shareholders REJECT the Revised Petro-Canada Offer and reaffirms its recommendation that Shareholders REJECT the CanSup Offer.
     Notwithstanding the recommendation of the Board of Directors that Shareholders accept the Revised Canadian Oil Sands Offer, Shareholders should make their own decision whether to tender their Common Shares to the Revised Canadian Oil Sands Offer and, if appropriate, should consult their own legal and/or financial advisors in making that decision.
     Shareholders wishing to accept the Revised Canadian Oil Sands Offer should complete the required documents carefully and should refer to the Canadian Oil Sands Circular, the Canadian Oil Sands Variation Notice, the Letter of Transmittal and the Notice of Guaranteed Delivery.
     The foregoing summary of the information and factors considered by the Board is not intended to be exhaustive of the factors considered by the Board in reaching its conclusions and making its recommendations, but includes the material information, factors and analysis considered by the Board in reaching its conclusions and recommendations. The members of the Board evaluated various factors including those summarized above and the factors described in the Prior Directors’ Circulars in light of their own knowledge of the business, financial condition and prospects of Canada Southern, and based upon the advice of the Board’s financial and legal advisors. In view of the numerous factors considered in connection with their evaluation of the Offers, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusions and recommendations. In addition, individual members of the Board may have given different weight to different factors. The conclusions and unanimous recommendations of the Board were made after considering all of the information and factors involved.
DEVELOPMENTS SINCE THE JUNE 26 DIRECTORS’ CIRCULAR
     During the morning of June 29, 2006, Petro-Canada publicly announced its intention to increase the consideration offered under the Initial Petro-Canada Offer to U.S.$11.00 and to make the Revised Petro-Canada Offer. During the afternoon of June 29, 2006, Petro-Canada delivered the Petro-Canada Variation Notice to Canada Southern’s legal counsel and filed the same with the applicable securities regulatory authorities.
     In response to the Revised Petro-Canada Offer, the Board and management of Canada Southern met on June 29, 2006 to review possible alternatives. The Board was also advised by Canadian Oil Sands that Canadian Oil Sands was prepared to increase the consideration offered under the Initial Canadian Oil Sands Offer. At a meeting in the afternoon on June 29, 2006, after receiving advice from its legal and financial advisors, the Board unanimously determined that the consideration offered under the Revised Canadian Oil Sands Offer was fair, from a financial point of view, to the Shareholders and unanimously determined to approve the amendments to the Pre-Acquisition Agreement with Canadian Oil Sands and the Canadian Oil Sands Offeror. See “Amendments to the Pre-Acquisition Agreement” in this Notice of Change. In conjunction with such determinations and after determining that the consideration offered pursuant to the Revised Canadian Oil Sands Offer was superior, from a financial point of view when compared to both the considerations offered pursuant to the Revised Petro-Canada Offer and the CanSup Offer, the Board unanimously determined to recommend to Shareholders that they tender their Common Shares to the Revised Canadian Oil Sands Offer.
     At the June 29, 2006 meeting the Board, after receiving advice from its legal and financial advisors, also determined to recommend that Shareholders do not tender their Common Shares to the Revised Petro-Canada Offer and reaffirm its recommendation that Shareholders do not tender their Common Shares to the CanSup Offer.
     Prior to the mailing of the June 26 Directors Circular, Canadian Superior sent letters to the directors of Canada Southern requesting that the directors receive a presentation from Canadian Superior management with respect to its prospects and potential future value. On June 29, 2006 Canadian Superior issued a press release which claimed, among other things, that Canada Southern and its advisors have failed to meet with Canadian Superior despite Canadian Superior’s continued willingness to meet with Canada Southern. Such claim is incorrect as Canada Southern has previously advised Canadian Superior that CIBC World Markets, in its capacity as financial advisor to Canada Southern, would be pleased to receive a presentation from Canada Superior management in connection with the analysis CIBC World Markets was undertaking with each of the Offers. As of the date of mailing of this Notice of Change, Canadian Superior has declined to make such a presentation to CIBC World Markets. Based on the closing price of the Canadian Superior common shares on AMEX on July 3, 2006 (U.S.$2.04) and the Canadian/U.S. dollar exchange rate on June 30, 2006 (U.S.$0.8969/Cdn.$), the value of the CanSup Offer is U.S.$7.85 per Common Share.
AMENDMENTS TO THE PRE-ACQUISITION AGREEMENT
     The following is a summary only of the material amendments made to the Pre-Acquisition Agreement on June 29, 2006. For a summary of the Pre-Acquisition Agreement (prior to such amendments) reference is made to the June 26 Directors’ Circular. Reference is also made to the full text of the Pre-Acquisition Agreement and the amendments to the Pre-Acquisition Agreement which have been filed by Canada Southern with (i) the Canadian securities regulatory authorities and is available at www.sedar.com; and (ii) the SEC as an exhibit to Canada Southern’s Solicitation/Recommendation Statements on Schedule 14D-9 and available at www.sec.gov.
     The parties to the Pre-Acquisition Agreement amended the Pre-Acquisition Agreement on June 29, 2006 by entering into the Amending Agreement. The material amendments contained in the Amending Agreement relate to the agreement of the Canadian Oil Sands Offeror to make the Revised Canadian Oil Sands Offer including the increased consideration offered by the Canadian Oil Sands Offeror to U.S.$11.10 per Common Share. The Amending Agreement also contains certain other consequential amendments related to the increased consideration offered by the Canadian Oil Sands Offeror including amendments related to the timing and conditions precedent to the issuance of the Canadian Oil Sands Variation Notice and the responsibilities of the Canadian Oil Sands Offeror related to such notice, amendments related to the timing and responsibilities of the Board of Canada Southern with respect to the issuance of this Notice of Change, a restatement of the representations and warranties of the parties (modified as necessary to reflect the passage of time) and other clarifying amendments.
     The amount of the Termination Fee payable under the amended Pre-Acquisition Agreement, in respect of the Revised Canadian Oil Sands Offer would be approximately U.S.$6.683 million, or, in respect of the situation where the Termination Fee becomes payable pursuant to a breach of a representation, warranty or covenant by Canada Southern, U.S.$1.671 million.
LOCK-UP AGREEMENTS
     The Lock-up Agreements, which have been entered into between Canadian Oil Sands, the Canadian Oil Sands Offeror and the Tendering Shareholder (as described in the June 26 Directors’ Circular) remain in full force and effect with respect to the Revised Canadian Oil Sands Offer.
OPINIONS OF CANADA SOUTHERN’S FINANCIAL ADVISOR
Revised Canadian Oil Sands Offer and Revised Petro-Canada Offer
     CIBC World Markets was retained to assess the Revised Canadian Oil Sands Offer and the Revised Petro-Canada Offer and to provide advice to the Board in connection with the Revised Canadian Oil Sands Offer and the Revised Petro-Canada Offer. CIBC World Markets delivered a written opinion addressed to the Board concluding that, on the basis of the assumptions, limitations and qualifications set forth in its opinion, as of the date thereof, the consideration under the Revised Canadian Oil Sands Offer was fair, from a financial point of view, to the Shareholders and that the consideration offered pursuant to the Canadian Oil Sands Offer is superior, from a financial point of view, to the consideration offered pursuant to the Revised Petro-Canada Offer.

     The full text of the written opinion of CIBC World Markets is attached as Schedule “B” to this Notice of Change. You are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinion addresses only the adequacy of the consideration offered under the Revised Canadian Oil Sands Offer from a financial point of view and the opinion of CIBC World Markets that the consideration offered pursuant to the Revised Canadian Oil Sands Offer is superior, from a financial point of view, to the consideration offered pursuant to the Revised Petro-Canada Offer.
CanSup Offer
     CIBC World Markets was also retained to assess the CanSup Offer and to provide advice to the Board in connection with the CanSup Offer. CIBC World Markets delivered a written opinion addressed to the Board concluding that, on the basis of the assumptions, limitations and qualifications set forth in its opinion, as of the date thereof, the consideration under the CanSup Offer was inadequate, from a financial point of view, to the Shareholders. Such opinion was received by the Board prior to the receipt of the Revised Petro-Canada Offer and the Revised Canadian Oil Sands Offer, and Canadian Superior has done nothing in response to such revised offers and the increased consideration offered thereunder.
     The full text of the written opinion of CIBC World Markets is attached as Schedule “C” to the June 26 Directors’ Circular. You are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinion addresses only the adequacy of the consideration offered under the CanSup Offer from a financial point of view.
OWNERSHIP OF SECURITIES OF CANADA SOUTHERN
     As at June 30, 2006, the issued and outstanding capital of the Corporation consisted of 14,496,165 Common Shares. In addition, as at June 30, 2006, there were outstanding options to acquire 556,605 Common Shares.
     Since the date of the June 26 Directors’ Circular, the level of ownership of securities of Canada Southern of all of the directors and senior officers of Canada Southern has not changed.
TRADING IN SECURITIES OF CANADA SOUTHERN
     Except as otherwise disclosed in the Prior Directors’ Circulars none of Canada Southern or any of the directors or senior officers of Canada Southern, or, to the knowledge of the directors and senior officers of Canada Southern, after reasonable enquiry, none of such persons’ respective associates, has engaged in any trading in Common Shares or other securities of Canada Southern during the six-month period preceding the date of this Notice of Change.
ISSUANCES OF SECURITIES OF CANADA SOUTHERN TO
ITS DIRECTORS AND SENIOR OFFICERS
     Except as otherwise disclosed in the Prior Directors’ Circulars no Common Shares or securities convertible into Common Shares have been issued to the directors and senior officers of Canada Southern during the two-year period preceding the date of this Notice of Change.
INTENTIONS OF DIRECTORS AND SENIOR OFFICERS AND THEIR ASSOCIATES
     The Board has made reasonable enquiries and, to Canada Southern’s knowledge, all of its directors and senior officers or their respective associates have agreed to accept the Revised Canadian Oil Sands Offer, pursuant to the terms of the Lock-up Agreements. See “Lock-up Agreements” in this Notice of Change and the June 26 Directors’ Circular.

     The Board has made reasonable enquiries and, to Canada Southern’s knowledge, none of its directors or senior officers or their respective associates currently intend to accept the Revised Petro-Canada Offer or the CanSup Offer or sell or tender for purchase pursuant to the Revised Petro-Canada Offer or the CanSup Offer any Common Shares owned of record or beneficially owned. Pursuant to the Lock-up Agreements the Tendering Shareholders have agreed to tender their Common Shares to the Revised Canadian Oil Sands Offer.
ARRANGEMENTS BETWEEN CANADA SOUTHERN AND ITS DIRECTORS AND SENIOR OFFICERS
     Except as otherwise disclosed in Prior Directors’ Circulars there are no arrangements, agreements or understandings made or proposed to be made between Canada Southern and any of its directors or senior officers pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to Canada Southern’s directors or senior officers remaining in or retiring from office if any of the Offers are successful. Please see the disclosure contained in the section of the June 26 Directors’ Circular entitled “Arrangements Between Canada Southern and its Directors and Senior Officers”.
ARRANGEMENTS BETWEEN CANADIAN OIL SANDS OR THE CANADIAN OIL SANDS OFFEROR AND
THE DIRECTORS AND SENIOR OFFICERS OF CANADA SOUTHERN
     To the knowledge of the directors and senior officers of Canada Southern, other than the Lock-up Agreements there are no arrangements or agreements made or proposed to be made, nor any understandings between, Canadian Oil Sands Trust, Canadian Oil Sands or the Canadian Oil Sands Offeror, on the one hand, and any of Canada Southern’s directors or senior officers, on the other hand, including any arrangements, agreements or understandings pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to Canada Southern’s directors or senior officers remaining in or retiring from office if the Revised Canadian Oil Sands Offer is successful. No directors or senior officers of Canada Southern are also directors or senior officers of Canadian Oil Sands Trust, Canadian Oil Sands, the Canadian Oil Sands Offeror or any of their respective subsidiaries. See “Lock-up Agreements” in this Notice of Change and the June 26 Directors’ Circular.
OWNERSHIP OF SECURITIES OF CANADIAN OIL SANDS AND THE CANADIAN OIL SANDS OFFEROR
     Except as disclosed in the June 26 Directors’ Circular, none of Canada Southern or the directors or senior officers of Canada Southern, or, to their knowledge after reasonable enquiry, any of their respective associates, owns, directly or indirectly, or exercises control or direction over, any securities of Canadian Oil Sands Trust, Canadian Oil Sands or the Canadian Oil Sands Offeror.
INTERESTS IN MATERIAL CONTRACTS OF CANADIAN OIL SANDS AND THE CANADIAN OIL SANDS OFFEROR
     None of Canada Southern or the directors or senior officers of Canada Southern or, to their knowledge after reasonable enquiry, any of their respective associates has an interest in any material contract of Canadian Oil Sands Trust, Canadian Oil Sands or the Canadian Oil Sands Offeror.
ARRANGEMENTS BETWEEN PETRO-CANADA OR THE PETRO-CANADA OFFEROR AND
THE DIRECTORS AND SENIOR OFFICERS OF CANADA SOUTHERN
     To the knowledge of the directors and senior officers of Canada Southern there are no arrangements or agreements made or proposed to be made, nor any understandings between, Petro-Canada or the Petro-Canada Offeror, on the one hand, and any of Canada Southern’s directors or senior officers, on the other hand, including any arrangements, agreements or understandings pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to Canada Southern’s directors or senior officers remaining in or retiring from office if the Revised Petro-Canada Offer is successful. No directors or senior officers of Canada Southern are also directors or senior officers of Petro-Canada, the Petro-Canada Offeror or any of their respective subsidiaries.

OWNERSHIP OF SECURITIES OF PETRO-CANADA AND THE PETRO-CANADA OFFEROR
     None of Canada Southern or the directors or senior officers of Canada Southern, or, to their knowledge after reasonable enquiry, any of their respective associates, owns, directly or indirectly, or exercises control or direction over, any securities of Petro-Canada or the Petro-Canada Offeror.
INTERESTS IN MATERIAL CONTRACTS OF PETRO-CANADA AND THE PETRO-CANADA OFFEROR
     None of Canada Southern or the directors or senior officers of Canada Southern or, to their knowledge after reasonable enquiry, any of their respective associates has an interest in any material contract of Petro-Canada or the Petro-Canada Offeror.
ARRANGEMENTS BETWEEN CANADIAN SUPERIOR OR THE CANSUP OFFEROR AND
THE DIRECTORS AND SENIOR OFFICERS OF CANADA SOUTHERN
     To the knowledge of the directors and senior officers of Canada Southern there are no arrangements or agreements made or proposed to be made, nor any understandings between, Canadian Superior or the CanSup Offeror, on the one hand, and any of Canada Southern’s directors or senior officers, on the other hand, including any arrangements, agreements or understandings pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to Canada Southern’s directors or senior officers remaining in or retiring from office if the CanSup Offer is successful. No directors or senior officers of Canada Southern are also directors or senior officers of Canadian Superior, the CanSup Offeror or any of their respective subsidiaries.
OWNERSHIP OF SECURITIES OF CANADIAN SUPERIOR AND THE CANSUP OFFEROR
     None of Canada Southern or the directors or senior officers of Canada Southern, or, to their knowledge after reasonable enquiry, any of their respective associates, owns, directly or indirectly, or exercises control or direction over, any securities of Canadian Superior or the CanSup Offeror.
INTERESTS IN MATERIAL CONTRACTS OF CANADIAN SUPERIOR AND THE CANSUP OFFEROR
     None of Canada Southern or the directors or senior officers of Canada Southern or, to their knowledge after reasonable enquiry, any of their respective associates has an interest in any material contract of Canadian Superior or the CanSup Offeror.
MATERIAL CHANGES
     The directors and senior officers of Canada Southern are not aware of any other information that indicates any material change in the affairs of Canada Southern since March 31, 2006, the date of the last published unaudited interim financial statements of Canada Southern, except as described herein and in the Prior Directors’ Circulars.
OTHER MATTERS
     The principal office of Canada Southern is located at 250, 706 — 7th Avenue S.W., Calgary, Alberta, T2P 0Z1 and the telephone number at such office is (403) 269-7741.
     This document will be filed with the SEC as an exhibit to Canada Southern’s Solicitation/Recommendation Statements on Schedule 14D-9. Shareholders are advised to read this Notice of Change, the June 26 Directors’ Circular and the May 25 Directors’ Circular and the related Solicitation/Recommendation Statements on Schedule 14D-9 (including the other exhibits thereto) in their entirety because they contain important information. Copies of the Solicitation/Recommendation Statements on Schedule 14D-9 are, and any other documents filed by Canada Southern in connection with the Offers will be, available free of charge at the SEC’s website at www.sec.gov, from Canada Southern at www.cansopet.com or from The Proxy Advisory Group, LLC.

PERSONS RETAINED BY CANADA SOUTHERN IN CONNECTION WITH THE OFFERS
     CIBC World Markets was retained to render financial advisory services to the Board in connection with the analysis and consideration of, and response to, the Offers. Canada Southern will pay CIBC World Markets reasonable and customary compensation for its services and will reimburse it for its reasonable out-of-pocket expenses, including fees and disbursements of legal counsel. Canada Southern has agreed to indemnify CIBC World Markets against certain liabilities arising out of or in connection with its engagement.
     Canada Southern has retained The Proxy Advisory Group, LLC to assist it in connection with Canada Southern’s communications with Shareholders with respect to the Offers. The Proxy Advisory Group, LLC will receive reasonable and customary compensation for its services and reimbursement for its reasonable out-of-pocket expenses. Canada Southern has agreed to indemnify The Proxy Advisory Group, LLC against certain liabilities arising out of or in connection with the engagement.
     Canada Southern has retained Longview Communications to assist it in connection with Canada Southern’s public and media communications with respect to the Offers. Longview Communications will receive reasonable and customary compensation for its services and reimbursement for its reasonable out-of-pocket expenses. Canada Southern has agreed to indemnify Longview Communications against certain liabilities arising out of or in connection with the engagement.
     Except as set forth above, neither Canada Southern nor any person acting on its behalf has employed, retained or agreed to compensate any person making solicitations or recommendations to Shareholders in connection with the Offers.
STATUTORY RIGHTS
     Securities legislation in certain of the provinces and territories of Canada provides security holders of Canada Southern with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.
OTHER INFORMATION
     Except as disclosed in this Notice of Change and the Prior Directors’ Circulars, no information is known to the directors of Canada Southern that would reasonably be expected to affect the decision of the holders of Common Shares to accept or reject the Revised Canadian Oil Sands Offer, the Revised Petro-Canada Offer or the CanSup Offer.
DIRECTORS’ APPROVAL
     The contents of this Notice of Change have been approved and the delivery thereof has been authorized by the Board.
July 5, 2006

CONSENT OF CIBC WORLD MARKETS INC.
     We hereby consent to the reference to our opinion, dated July 3, 2006, in the notice of change to directors’ circular of the Board of Directors of Canada Southern, dated July 5, 2006 (the “Notice of Change”), and under the captions, “Analysis and Reasons for the Board’s Conclusions and Recommendations”, “Developments Since the June 26 Directors’ Circular” and “Opinions of Canada Southern’s Financial Advisor” and to the inclusion of the foregoing opinion in the Notice of Change.

Calgary, Alberta, Canada	(Signed) CIBC WORLD MARKETS INC.
July 5, 2006

CERTIFICATE
DATED: July 5, 2006
     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offers within the meaning of the Securities Act (Quebec).
On behalf of the Board of Directors

(Signed) Raymond P. Cej Director	(Signed) Myron F. Kanik Director

12

SCHEDULE “A”
GLOSSARY
Unless the context otherwise requires or where otherwise provided, the following words and terms shall have the meanings set forth below when used in this Notice of Change:
“Amending Agreement” means the amendment to the Pre-Acquisition Agreement dated June 29, 2006 among Canadian Oil Sands, the Canadian Oil Sands Offeror and Canada Southern which amends the Pre-Acquisition Agreement;
“AMEX” means the American Stock Exchange;
“associate” has the meaning assigned to it in the Securities Act (Alberta), as amended;
“Board” or “Board of Directors” means the board of directors of Canada Southern;
“Canada Southern” or the “Corporation” means Canada Southern Petroleum Ltd., an Alberta corporation;
“Canadian Oil Sands” means Canadian Oil Sands Limited, a wholly-owned subsidiary of Canadian Oil Sands Trust;
“Canadian Oil Sands Circular” mean the take-over circular accompanying the Canadian Oil Sands Offer;
“Canadian Oil Sands Offeror” means 1212707 Alberta Ltd., a corporation incorporated under the laws of Alberta and a wholly-owned subsidiary of Canadian Oil Sands Limited;
“Canadian Oil Sands Variation Notice” means the notice of variation with respect to the Revised Canadian Oil Sands Offer dated July 5, 2006;
“Canadian Superior” means Canadian Superior Energy Inc., a corporation incorporated under the laws of Alberta;
“CanSup Circular” mean the take-over circular accompanying the CanSup Offer;
“CanSup Offer” means the offer made by the CanSup Offeror dated June 19, 2006 to purchase all of the outstanding Common Shares, and where the context requires, includes the CanSup Circular;
“CanSup Offeror” means Canadian Superior Energy Acquisitions Inc., a corporation incorporated under the laws of Alberta and a wholly-owned subsidiary of Canadian Superior;
“CIBC World Markets” means CIBC World Markets Inc., the financial advisor to Canada Southern in connection with the Offers;
“Common Shares” means the common shares of Canada Southern;
“Expiry Date” means August 1, 2006 or such other date or dates as may be fixed by the Canadian Oil Sands Offeror from time to time pursuant the terms of the Revised Canadian Oil Sands Offer or as may be extended pursuant to the requirements of applicable securities legislation or by securities regulatory authorities;
“Expiry Time” means 8:00 a.m. (Mountain Daylight Time) on the Expiry Date or such other time or times as may be fixed by the Canadian Oil Sands Offeror from time to time pursuant to the terms of the Revised Canadian Oil Sands Offer;

“Initial Canadian Oil Sands Offer” means the offer made by the Canadian Oil Sands Offeror dated June 26, 2006 to purchase all of the outstanding Common Shares for U.S.$9.75 per Common Share, and where the context requires, includes the Canadian Oil Sands Circular;
“Initial Petro-Canada Offer” means the offer made by the Petro-Canada Offeror dated May 15, 2006 to purchase all of the outstanding Common Shares for U.S.$7.50 per Common Share, as amended to extend the expiry of such offer to 7:00 p.m. (Mountain Daylight Time) on July 5, 2006, and where the context requires, includes the Petro-Canada Circular;
“June 26 Directors’ Circular” means the directors’ circular of the Board dated June 26, 2006 issued in respect of the Initial Petro-Canada Offer, the CanSup Offer and the Initial Canadian Oil Sands Offer;
“Letter of Transmittal” means the applicable letter of transmittal in the form accompanying the Revised Canadian Oil Sands Offer;
“Lock-up Agreements” means the lock-up agreements between the Canadian Oil Sands Offeror, Canadian Oil Sands and the Tendering Shareholders (being each of the directors and senior officers of Canada Southern), as described in this Notice of Change and the June 26 Directors’ Circular under the heading “Lock-up Agreements”;
“May 25 Directors’ Circular” means the directors’ circular of the Board dated May 25, 2006 issued in respect of the Initial Petro-Canada Offer;
“NASDAQ” means The NASDAQ Stock Market;
“Notice of Change” means this notice of change to directors’ circular;
“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying the Revised Canadian Oil Sands Offer;
“Offers” means, collectively, the Revised Canadian Oil Sand Offer, the CanSup Offer and the Revised Petro-Canada Offer.
“Petro-Canada” means Petro-Canada, a corporation incorporated under the laws of Canada;
“Petro-Canada Circular” means the take-over bid circular accompanying the Petro-Canada Offer dated May 15, 2006;
“Petro-Canada Offeror” means Nosara Holdings Ltd, a corporation incorporated under the laws of Alberta and a wholly-owned subsidiary of Petro-Canada;
“Petro-Canada Variation Notice” means the notice of variation and extension with respect to the Revised Petro-Canada Offer dated June 29, 2006;
“Pre-Acquisition Agreement” means the acquisition agreement dated June 18, 2006 between Canadian Oil Sands, the Canadian Oil Sands Offeror and Canada Southern, whereby Canadian Oil Sands agreed, subject to the terms and conditions of such agreement, to make the Canadian Oil Sands Offer, as described in the June 26 Directors’ Circular under “Pre-Acquisition Agreement”;
“Prior Directors’ Circulars” means, collectively, the May 25 Directors’ Circular and the June 26 Directors’ Circular;
“Revised Canadian Oil Sands Offer” means the offer made by the Canadian Oil Sands Offeror dated June 26, 2006 and as amended by the Canadian Oil Sands Variation Notice to purchase all of the outstanding Common

Shares for U.S.$11.10 per Common Share, and where the context requires, includes the Canadian Oil Sands Circular and the Canadian Oil Sands Variation Notice;
“Revised Petro-Canada Offer” means the offer made by the Petro-Canada Offeror dated May 15, 2006 and as amended by the Petro-Canada Variation Notice to purchase all of the outstanding Common Shares for U.S.$11.00 per Common Share, and where the context requires, includes the Petro-Canada Circular and the Petro-Canada Variation Notice;
“SEC” means the United States Securities and Exchange Commission;
“senior officer” has the meaning assigned to it in the Securities Act (Alberta), as amended;
“Shareholders” means the holders of Common Shares and “Shareholder” means any one of them;
“Superior Proposal” has the meaning ascribed thereto under the heading “Pre-Acquisition Agreement - Non-Solicitation” in the June 26 Directors’ Circular;
“Take-over Proposal” has the meaning ascribed thereto under the heading “Pre-Acquisition Agreement - Non-Solicitation” in the June 26 Directors’ Circular;
“Tendering Shareholders” means, collectively, directors and senior officers of Canada Southern, each of whom has agreed to tender his or her Common Shares to the Revised Canadian Oil Sands Offer pursuant to a Lock-up Agreement;
“Termination Fee” has the meaning ascribed thereto under the heading “Pre-Acquisition Agreement – Termination Fee” in the June 26 Directors’ Circular; and
“TSX” means the Toronto Stock Exchange.

SCHEDULE “B”
FAIRNESS OPINION OF CIBC WORLD MARKETS INC. IN RESPECT OF THE REVISED CANADIAN
OIL SANDS OFFER AND THE REVISED PETRO-CANADA OFFER

CIBC World Markets Inc.
9th Floor, Bankers Hall East
855 — 2nd Street S.W.
Calgary, Alberta
T2P 4J7

July 3, 2006
The Board of Directors of
Canada Southern Petroleum Ltd.
250, 706 – 7th Avenue S.W.
Calgary, Alberta
T2P 0Z1
Attention: The Directors
We understand that, pursuant to a Notice of Variation dated June 29, 2006 (the “Revised Petro-Canada Offer”), Nosara Holdings Ltd., a wholly-owned subsidiary of Petro-Canada, has amended and extended its offer to acquire all of the outstanding common shares of Canada Southern Petroleum Ltd. (“Canada Southern” or the “Company”) on the basis of $11.00 in cash for each common share of the Company. We also understand that the Company has entered into an amendment dated June 29, 2006 (the “Amending Agreement”) to the pre-acquisition agreement dated as of June 18, 2006 (the “Pre-Acquisition Agreement”) with Canadian Oil Sands Limited, and its wholly-owned subsidiary, 1212707 Alberta Ltd., pursuant to which 1212707 Alberta Ltd. will vary the terms of its offer dated June 26, 2006 to provide that it will offer to acquire all of the outstanding common shares of Canada Southern on the basis of US$11.10 in cash for each common share of the Company (the “Revised Canadian Oil Sands Offer”).
We also understand that the Company’s board of directors (the “Board of Directors”) has considered the sale of the Company to other bidders, and has reviewed other strategies and corporate alternatives (“Alternative Transactions”).
Engagement of CIBC World Markets
By letter agreement dated effective March 30, 2006 (the “Engagement Letter”), the Company retained CIBC World Markets Inc. (“CIBC World Markets”) to, among other things, provide financial advice to the Board of Directors in connection with proposals such as the Revised Petro-Canada Offer, the Revised Canadian Oil Sands Offer and any Alternative Transaction that may be proposed or solicited during the term of the Engagement Letter. Pursuant to the Engagement Letter, the Board of Directors has requested that we prepare and deliver this opinion (the “Opinion”) as to the fairness, from a financial point of view, of the consideration offered to the shareholders of the Company pursuant to the Revised Canadian Oil Sands Offer.
CIBC World Markets will be paid a fee for rendering our Opinion. We will also be paid a work fee and additional fees in the event that a transaction is negotiated or completed during the term of the Engagement Letter or within 12 months thereafter and in certain other circumstances. The Company has also agreed to indemnify CIBC World Markets in respect of certain liabilities that might arise out of our engagement.
Credentials of CIBC World Markets
CIBC World Markets is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Opinion expressed herein is the opinion of CIBC World Markets and the form and content herein have been approved for release by a committee of its managing directors and internal legal counsel, each of whom is experienced in merger, acquisition, divestiture and valuation matters.
Scope of Review
In connection with rendering our Opinion, we have reviewed and relied upon, among other things, the following:
i)	the Take-over Bid Circular dated May 15, 2006 of Nosara Holdings Ltd., a wholly-owned subsidiary of Petro-Canada;

ii)	the Canada Southern Directors’ Circular dated May 25, 2006;

iii)	the Take-over Bid Circular dated June 16, 2006 of Canadian Superior Energy Acquisitions Inc., a wholly-owned subsidiary of Canadian Superior Energy Inc.;

iv)	the Pre-acquisition Agreement dated June 18, 2006 among Canadian Oil Sands Limited, 1212707 Alberta Ltd. and Canada Southern;

v)	the Canada Southern Directors’ Circular dated June 26, 2006;

vi)	the Take-over Bid Circular dated June 26, 2006 of 1212707 Alberta Ltd.

vii)	the Notice of Variation and Extension of Nosara Holdings Ltd. relating to the Revised Petro-Canada Offer;

viii)	the Amending Agreement dated June 29, 2006 relating to the Revised Canadian Oil Sands Offer;

ix)	a draft dated the date hereof of the Canadian Southern Directors’ Circular in connection with the Revised Petro-Canada Offer and the Revised Canadian Oil Sands Offer;

x)	the audited financial statements, annual reports and annual information forms of Canada Southern for the fiscal years ended December 31, 2003, 2004 and 2005;

xi)	the interim reports and comparative unaudited financial statements of Canada Southern for the quarters ended March 31, 2005 and March 31, 2006;

xii)	certain internal financial, operational, corporate and other information concerning Canada Southern and its assets that was prepared or provided by the management of the Company;

xiii)	trading statistics and selected financial information of Canada Southern and other selected public junior oil and gas companies considered by us to be relevant;

xiv)	a report dated February 28, 2006 from GLJ Petroleum Consultants Ltd., independent engineering consultants, regarding the Company’s conventional oil and gas reserves, effective as of December 31, 2005;

xv)	certain information on industry precedent transactions;

xvi)	certificates addressed to us, dated as of the date hereof, from the Chairman of the Board of Directors and senior officers of Canada Southern as to the completeness and accuracy of the respective information provided to us by them; and

xvii)	such other information, analyses, investigations, and discussions as we considered necessary or appropriate in the circumstances.
CIBC World Markets has also participated in discussions regarding the Revised Petro-Canada Offer and the Revised Canadian Oil Sands Offer and related matters with Blake, Cassels & Graydon LLP, Murtha Cullina LLP, and Fried, Frank, Harris, Shriver & Jacobson LLP, legal counsel to the Company.
In addition, we have participated in discussions with members of the senior management of the Company regarding the Company’s business, operations, financial condition and prospects and the Revised Petro-Canada Offer and the Revised Canadian Oil Sands Offer.
Assumptions and Limitations
Our Opinion is subject to the assumptions, explanations and limitations set forth below.
We have not been asked to prepare and have not prepared a formal valuation or appraisal of any of the assets or securities of the Company, Canadian Oil Sands Trust, Petro-Canada or any of their respective affiliates and our Opinion should not be construed as such.
With your permission, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by the Company or its representatives or advisors or otherwise obtained by us pursuant to our engagement, and our Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to, nor attempted to verify independently, the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations. We have not met separately with the auditors of the Company in connection with preparing this Opinion. Accordingly, with your permission, we have assumed the accuracy and fair presentation of, and relied upon, the Company’s audited financial statements and the reports of the auditors thereon.
With respect to operating, resource, reserve, and financial information provided to us concerning the Company and relied upon in our financial analyses, we have assumed that they have been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgements of management of the Company, having regard to the Company’s business, financial condition, plans and prospects.
The Company has represented to us, in a certificate of its Chairman of the Board of Directors and senior officers, delivered as at the date hereof, among other things, that the information, data and other material (financial or otherwise) provided to us by or on behalf of the Company for the purposes of our engagement taken as a whole and as supplemented from time to time, including the written information and discussions concerning the Company and referred to above under the heading “Scope of Review” (collectively, the “Information”) are complete, true and correct at the date the Information was provided to us and that, since the date of the Information, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its affiliates and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion.

Except as expressly noted above under the heading “Scope of Review”, we have not conducted any investigation concerning the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company, Canadian Oil Sands Trust or Petro-Canada.
Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they were represented to us in our discussions with management of the Company and its representatives and advisors. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Revised Petro-Canada Offer or the Revised Canadian Oil Sands Offer.
The Opinion has been provided to the Board of Directors for its use in considering the Revised Petro-Canada Offer and the Revised Canadian Oil Sands Offer and may not be used for any other purpose or published without the prior written consent of CIBC World Markets. Our Opinion is not to be construed as a recommendation to shareholders of the Company concerning the Revised Petro-Canada Offer or the Revised Canadian Oil Sands Offer.
The Opinion is given as of the date hereof and, although we reserve the right to change or withdraw the Opinion if we learn that any of the information that we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the Opinion, to advise any person of any change that may come to our attention or to update the Opinion after today.
Opinion
Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that:
a)	the consideration offered pursuant to the Revised Canadian Oil Sands Offer is fair, from a financial point of view, to the shareholders of Canada Southern; and

b)	the consideration offered pursuant to the Revised Canadian Oil Sands Offer is superior, from a financial point of view, to the consideration offered pursuant to the Revised Petro-Canada Offer.
Yours very truly,

QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE INFORMATION IN THIS
DOCUMENT SHOULD BE DIRECTED TO THE INFORMATION AGENT:
The Proxy Advisory Group, LLC
575 Madison Avenue, 10th Floor
New York, NY 10022
North American Toll-Free Number: 1-866-678-1770